Exhibit 10.6.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made as of April 23, 2013, by and between PharMEDium Services LLC, Two Conway Park, 150 North Field Drive, Suite 350, Lake Forest, Illinois 60045 (the “Company”), and William R. Spalding, Grey Rock Farm, 2451 Old Natchez Trace, Franklin, Tennessee (the “Executive”) (hereinafter collectively, “the Parties”).

W I T N E S S E T H:

WHEREAS, the Company wishes to employ Executive pursuant to the terms and conditions of this Agreement; and

WHEREAS, the Executive wishes to be employed by the Company pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth, the Parties hereto agree as follows:

1. Employment and Term.

(a) Initial Employment. The Company hereby employs Executive and Executive accepts employment with the Company on the terms and conditions set forth in this Agreement. Subject to the provisions of Section 1(b) below, Executive shall be employed as the Company’s Executive Vice President (“EVP”).

(b) Transition to Chief Executive Officer Role. The Parties intend for Executive’s EVP position to facilitate Executive’s orderly transition into the role of Chief Executive Officer (“CEO”) of the Company. The duration of the period during which Executive will serve as EVP prior to transitioning into the position of CEO will be determined by the Company’s Board of Directors (the “Board”) based upon the advice and recommendations of the company’s current Chairman/CEO. However, in no event shall the date upon which Executive is transitioned into the position of CEO be later than December 31, 2013. The date upon which Executive is elevated to the position of CEO is hereinafter referred to as the “Promotion Date”.

(c) The Term. Executive shall be employed by the Company until the Agreement is terminated as set forth in Section 4 below (the “Term”). The date upon which this Agreement commences is hereinafter referred to as the “Commencement Date”, while the date upon which this Agreement expires or is otherwise terminated pursuant to the provisions of Section 4 below is hereinafter referred to as the “Expiration Date”.

2. Duties.

(a) General Duties. In his initial capacity as EVP, Executive will have general responsibility for all finance functions, strategic functions and legal functions of the Company. Executive shall report directly to the Company’s current Chairman/CEO and shall perform such other or additional duties as may be assigned to him by the current Chairman/CEO from time to time, consistent with the best interests of the Company. Upon assuming the role of CEO, Executive shall perform the duties and responsibilities enumerated in Article IV, Section 5 of the Companies by-laws, as such by-laws are in effect on the Commencement Date.

(b) Full Time. Throughout the Term, Executive shall devote his entire business time, attention and energy to the business and affairs of the Company on a full-time basis. Charitable professional or academic activity performed during non-normal working hours and existing board positions held by you as of the date hereof are permitted so long as such activities do not materially interfere with Executive’s performance of his assigned job duties.

(c) Resignation as a Company Director. As a condition of Executive’s employment, Executive herewith resigns (effective immediately), his position as a member of the Company’s Board of Directors. From and after the date of this Agreement, Executive shall have no further rights, responsibilities or obligations as a director of the Company, provided, however, that the vesting of all stock options previously granted to Executive in his capacity as a member of the Company’s Board of Directors (“Board Options”) is herewith accelerated, and Executive shall have a period of six (6) months from the Commencement Date to exercise such Board Options. If Executive fails to exercise any Board Options within the specified six (6) month period, such unexercised Board Options shall be cancelled.

(d) Location. Executives duties shall be performed at the Company’s headquarters location in Lake Forest, Illinois (subject to reasonable travel requirements on behalf of the Company that are consistent With the nature of your duties and responsibilities).

3. Compensation and Benefits.

(a) Base Salary. During the period of time that Executive serves as the Company’s EVP, Company will pay Executive a base animal salary of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) per year. During the period of time that Executive serves as the Company’s CEO, Company will pay Executive a base annual salary of Four Hundred Thousand and 00/100 Dollars ($400,000.00) per year (each, a “Base Salary”). Executive’s Base Salary will be paid in accordance with the Company’s normal payroll schedule and practices for senior executives generally.

(b) Management Incentive Compensation Plan. During the Term, Executive will be eligible to participate, as determined by the Company’s Board and/or the Compensation Committee of the Board (the “Committee”), the Company’s annual Management Incentive Compensation Plan (“MICP Program”), as in effect from time to time for senior executives. During the period of time that Executive serves as EVP, Executive will be eligible for an annual MICP award at a target opportunity of forty percent (40%) of Base Salary based on achievement of certain objectives established in advance by the Company, the Board, and/or the Committee. During the period of time that Executive serves as CEO, Executive will be eligible for an annual MICP award at a target opportunity of one hundred percent (100%) of Base Salary based on achievement of certain objectives established in advance by the Company, the Board, and/or the Committee. The actual amount of MICP, which is completely discretionary and is not earned compensation, shall be determined by and in accordance with terms of the then-current MICP program and Executive shall have no absolute right to MICP in any year. Executive’s annual MICP for 2013 will not be pro-rated based upon the Commencement Date and Executive will be entitled to full annual payment of any MICP earned thereunder; provided, however, the calculation of Executives M1CP will be adjusted to reflect the periods of time served by Executive as EVP and CEO respectively.

(c) Incentive Stock Option Plan. On the Commencement Date, Executive shall be receive an equity award under the Company’s Incentive Stock Option plan (“ISOP”) for senior executives, as in effect from time to time, of 11,600 shares of the Company’s Class C common stock (the “Initial Options”). On the Promotion Date, Executive shall be receive an equity award under the Company’s ISOP, as in effect from time to time, of an additional 11,600 shares of the Company’s Class C common stock (the “Subsequent Options”) (the Initial Options and the Subsequent Options are sometimes hereinafter collectively referred to as the “Equity Options”). The “strike” price for the Initial Options shall be based on the appraised valuation of the Company’s Class C common shares as in effect on the Commencement Date, while the “strike” price for the Subsequent Options shall be based on the appraised valuation of the Company’s Class C common shares as in effect on the Promotion Date. The Initial Options will vest on a monthly basis, pro-rata, over a twenty-four (24) month period beginning on the Commencement Date. The Subsequent Options will vest on an annual basis, pro-rata over a four (4) year period beginning on the Promotion Date (i.e. 25% of the Subsequent Options will vest on each of the first, second, third and fourth anniversaries of the Promotion Date). All Equity Options shall comply with §409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shalt be subject to, and issued in accordance with, all provision of the 1SOP (as amended from time to time) and all applicable documentation thereunder. Vesting in respect of the Equity Options will be accelerated (and all Equity Options that have not then vested or been cancelled will be deemed to be fully vested) if a “Change of Control Transaction” (as hereinafter defined) is consummated at an enterprise value that is equal to or greater than four hundred million dollars ($400,000,000) or such lesser enterprise value as shall be determined in the discretion of the Board, provided, however, that if the Change of Control Transaction is consummated prior to the Promotion Date, then the accelerated vesting described above shall apply to only 50% of any then unvested and uncancelled Equity Options. For all purposes of this Agreement, the phrase “Change of control Transaction” shall mean the sale, transfer or other disposition (including by merger, consolidation or other business combination), of (i) fifty-one percent (51%) or more of the issued and outstanding voting equity securities of the Company, in a single transaction or series of related transactions, or (ii) all or substantially all of the assets of the Company in a single transaction or series of related transactions.

(d) Other Benefits. During the Term, Executive shall be eligible to participate in any other defined benefit (401(k) plan), group insurance, medical, dental, disability and other benefit plans which are provided generally to senior executive officers of the Company.

(e) Vacation. During the period of time that Executive serves as EVP of the Company, Executive shall be entitled to fifteen (15) days of paid vacation each year. During the period of time that Executive serve as CEO of the Company, Executive shall be entitled to twenty (20) days of paid vacation each year.

(f) Commuting Expenses. During the Term, the Company will (i) provide Executive with an apartment in or around Lake Forest, Illinois, and (ii) reimburse Executive for actual commuting costs incurred by Executive to commute to/from Executive’s principal residence in Nashville, Tennessee and the Company’s offices in Lake Forest, Illinois in an amount not to exceed one round trip coach class airfare per week.

(g) Withholding. All Base Salary, bonus and other payments described in this Agreement will be subject to withholding for all foreign, federal, state or local taxes, amounts withheld under applicable benefit policies or programs, and any other amounts that may be required to be withheld by law, judicial order or otherwise.

(h) Compliance with Code §409A. It is the intent of the Parties that all amounts payable to Executive pursuant to this Agreement, whether upon termination of Executive’s employment or otherwise, shall either be exempt from the definition of deferred compensation referenced in §409A of the Code, or if not so exempt shall comply with Code §409A.

4. Termination. This Agreement, and Executive’s employment hereunder may be terminated (and the Term of this Agreement shall terminate) at any time upon the occurrence of any of the following:

(a) Executive’s death;

(b) Executive’s physical or mental disability, whether totally or partially, such that with or without reasonable accommodation Executive is unable to perform a material portion of his duties for a period not less than ninety (90) consecutive days;

(c) For Cause by the Company, meaning Executive’s (i) indictment for a felony; (ii) actual or attempted theft or embezzlement of Company assets; (iii) use of illegal drugs; (iv) material breach of the terms of this Agreement that Executive has not cured within thirty (30) days after the Company has provided Executive with notice of the material breach; (v) commission of an act of moral turpitude that in the judgment of the Board can reasonably be expected to have an adverse effect on the business, reputation or financial situation of the Company and/or the ability of Executive to perform his duties; (vi) gross negligence or willful misconduct in performance of Executive’s duties; (vii) breach of fiduciary duty to the Company or its shareholders; (viii) willful refusal to perform the duties of Executive’s titled position; or (ix) a material violation of the Company’s code of conduct or business ethics;

(d) for Good Reason by Executive, meaning: i) The failure of the Board of Directors to appoint Executive to the position of CEO on or before December 31, 2013, other than as a result of termination of the Term pursuant to Sections 4(a) 4(b), 4(c) or 4(1) hereof prior thereto; or ii) a material negative change in Executive’s employment relationship without Executive’s consent; provided that (a) Executive must notify the Company of the material negative change within thirty (30) days of the occurrence of such change, (b) the material negative change is not cured by the Company within sixty (60) days after receiving notice from Executive, and (c) the material negative change is evidenced by any of the following: (I) material diminution in title, duties, responsibilities or authority; (II) reduction of Base Salary and benefits except for across-the-board changes for other senior executives of the Company; (III) exclusion of Executive from participation in executive benefit/compensation plans; or (IV) material breach by the Company of the terms of this Agreement.

(e) Without Cause by the Company, meaning the Company may terminate Executive’s employment at any time upon thirty (30) days prior written notice, and during such thirty (30) day notice period, the Company may require that Executive cease performing some or all of his duties and/or not be present at the Company’s offices and/or other facilities.

(f) Without Good Reason by Executive, meaning Executive may voluntarily resign his employment thirty (30) days following written notice to the Company of Executive’s intent to voluntarily resign his employment without Good Reason, and during such thirty (30) day notice period, the Company may require that Executive cease performing some or all of his duties and/or not be present at the Company’s offices and/or other facilities. Upon receipt of such notice, the Company may waive all or any portion of such thirty (30) day notice period and terminate Executive’s employment without affecting the status of the termination as a resignation by you.

5. Severance.

(a) If Executive’s employment is terminated either (i) “Without Cause by the Company”, or (ii) “For Good Reason by Executive” (as each such phrase is defined in Section 4 of this Agreement), then in either such case (and in no other case whatsoever), Executive will be eligible to receive the following severance payments (collectively, the “Severance Package”): (A) an amount equal to one year of Executive’s then current Base Salary (the “Base Severance Amount”); plus (B) the target amount that Executive would have otherwise been eligible to receive under the MICP Program for the period of one year following the Expiration Date (the “Bonus Amount”), and (C) 50% of any then unvested and uncancelled Equity Options shall be deemed vested in accordance with the terms and conditions of the ISOP, provided that Executive’s eligibility to receive the Severance Package is conditioned upon:

(i) Confidentiality Agreement and Restrictive Covenants. Executive complying in all respects with the restrictions, covenants and conditions contained in Sections 6, 7, 8, 9 10 and 11 of this Agreement; and

(ii) Waiver and Release Agreement. Executive executing and delivering to the Company a Waiver and Release Agreement in form and substance reasonably satisfactory to the Company (provided that such Waiver and Release Agreement (A) must be furnished to Executive for your review not later than seven (7) business days following the Expiration Date, (B) must be executed by Executive and returned to the Company within twenty-one (21) days of receipt (or within forty-five (45) days of receipt if the separation is part of a group separation), and (C) must not be revoked by Executive within seven (7) days after its execution).

(b) If Executive’s employment is terminated either “Without Cause by the Company” within three-months following the consummation of a Change of Control Transaction, or “For Good Reason by Executive” at any time, then in either such case, the Base Severance Amount will be paid to Executive in a single lump sum paid reasonably promptly after the Expiration Date. If Executive’s employment is terminated “Without Cause by the Company” under any other circumstance, then the Base Severance Amount shall be paid over a period of one (1) year as salary continuation in accordance with the Company’s normal payroll policies. In all cases, the Bonus Amount shall be paid to Executive reasonably promptly after the first anniversary of the Expiration Date.

6. Confidential Information. Executive acknowledges that he will, as a result of his duties as an executive of the Company, have access to and be in a position to receive trade secrets and other confidential information of the Company. Trade secrets or other confidential information shall include any information or material which is not generally known to the public and which (a) is generated or collected by or utilized in the operations of the Company and relates to the actual or anticipated business of the Company; or (b) is suggested by et-results from any task assigned to Executive by the Company or work performed by Executive for or on behalf of the Company. Examples of confidential information include, but are not limited to customer lists, customer information, vendor lists, customer contacts, pricing, margins, business plans, marketing plans, business and customer strategy, technical know-how, formulae, processes, designs, software, and research and development. Therefore, Executive agrees that during the Term and for so long as such matters remain trade secrets or confidential, he will not, without the Company’s prior permission, directly or indirectly utilize or disclose to anyone outside of the Company, trade secrets or other confidential information of the Company, or any information received in confidence from third parties by the Company or about third parties by the Company, unless such disclosure is authorized by the Company or compelled by process of law. The expiration or termination of employment shall not be deemed to release the Executive from his duties hereunder not to reveal or convert to his own use or the use of others the information described herein. The confidentiality obligations herein shall not prevent Executive from revealing evidence of criminal wrongdoing to law enforcement or prohibit Executive from divulging confidential information or trade secrets by order of court or agency of competent Jurisdiction; however, Executive shall promptly inform the Company of any such situations and shall take such reasonable steps to prevent disclosure of confidential information of trade secrets until the Company has been informed of such requested disclosure and the Company has had an opportunity to respond to the court or agency.

7. Return of Property and Copying. Executive agrees that all tangible materials (whether originals or duplicates), including, but not limited to, drawings, notebooks, reports, proposals, price lists, list of actual or potential customers or suppliers, formulae, prototypes, tools, equipment, models, specifications, methodologies, blueprints, financial data, contracts, agreements, correspondence, documents, computer disks, workbooks, process maps, software, computer printouts, information stored electronically on a computer, memoranda, and notes, in his possession or control which in any way relate to the Company’s business and which are furnished to him by the Company or which are prepared, compiled or acquired by him employed by the Company shall be the sole property of the Company. Executive agrees that he will, at any time upon the request of the Company and in any event promptly upon termination of his employment, deliver all such materials to the Company and will not retain any originals or copies of such materials. Executive also agrees that he will not copy or remove from the Company’s place of business property or information belonging to the Company or entrusted to the Company without the express written consent or the Company.

8. Assignment of IP. Executive agrees to assign, and does hereby assign, to the Company his entire right, title and interest in any idea, formula, invention, discovery, design, drawing, process, method, technique, device, improvement, computer program and related documentation, technical and non-technical data and work of authorship (all hereinafter called “Developments”), which he may solely or jointly conceive, write or acquire during the Term, and for a period or six (6) months thereafter, and which relate in any way to the actual or anticipated business or research or development of the Company, or which are suggested by or result from any task assigned to Executive or work performed by Executive for or on behalf of the Company, whether or not such Developments are made, conceived, written or acquired during normal hours of employment or using the Company’s facilities and whether or not such developments are patentable, copyrightable or susceptible to other forms of protection. The foregoing provision regarding assignment of right, title and interest does not apply to a Development for which no equipment, supplies, facilities or trade secret information of the Company was used and which was developed entirely on Executive’s own time, unless (a) the Development relates (i) to the business of the Company or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the Development results from any work performed by Executive for the Company. Executive acknowledges that the copyright and any other intellectual property right in any Developments and related documentation, and work of authorship, which are created within the scope of his employment with the Company, belong to the Company.

9. Disclosure of IP. In connection with any of the Developments referred to in the preceding Section of this Agreement, Executive will promptly disclose them to the management of the Company and Executive will, on the Company’s request, promptly execute a specific assignment of title to the Company and such other documents as may reasonably requested by the Company for the purpose of vesting, confirming or securing the Company title to the Developments, and Executive will do anything else reasonably necessary to enable the Company to secure a patent, copyright or other form of protection thereof in the United States and in other countries even after the termination of his employment with the Company.

10. Identification of IP. Executive agrees to identify on Exhibit A to this Agreement all Developments not assigned by the preceding Sections in which Executive claims to have any right, title or interest, and which were made, conceived or written wholly or in part by Executive prior to the Term and which relate to the actual or anticipated business or research or development of the Company. If Executive does not have any to identify, the word “none” will be written “none” on this line: NONE . Executive represents that he is not a party to any agreements which would limit his ability to assign Developments as provided for herein.

11. Protection of Other Proprietary Interests.

(a) Executive agrees that, during the Term and for a period of one (1) year thereafter, Executive will not directly or indirectly, either for himself or for any other person, partnership, corporation, company or other entity, own any interest in, manage, control, participate in, consult with, render services for, or in any other manner engage in any business or enterprise which distributes, provides, render; or sells compounded sterile products or other products or services which compete with the products or services of the Company within the United States of America. For purposes of this Agreement, “participate” includes any direct or indirect interest in any enterprise whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, executive, franchisor, franchisee, creditor, owner or otherwise; provided that the foregoing activities shall not include the passive ownership (i.e., Executive does not directly or indirectly participate in the business or management of the applicable entity) of less than 2% of the stock of a publicly-held corporation whose stock is traded on a national securities exchange and which is not primarily engaged in the business of providing products or services which are similar to compete with the products and services of the Company anywhere within the United States of America.

(b) Executive agrees that during the Term, and for a period of one (1) year thereafter. Executive will not, directly or indirectly, on behalf of himself or any other person, company or entity, solicit or participate in soliciting, the sale of compounded sterile products, or other products or services competitive with or similar to products or services offered by, manufactured by, designed by, or distributed by the Company to any person, company or entity which was a Company customer at any time during the last 18 months of the Term.

(c) Executive agrees that during the Term and, for a period of one (1) year thereafter, Executive will not, directly or indirectly hire, solicit, attempt to persuade or communicate with any executive of the Company, or any person, who was an executive of the Company during the six (6) months preceding the date of termination of Executive’s employment from the Company, to leave the employ of the Company or otherwise interfere with the performance of their duties for the Company.

12. Covenant Acknowledgments.

(a) Limitation of Restrictions. To the extent any provision of Sections 6, 7, 8, 9, 10 or 11 is deemed unenforceable by virtue of its breadth, duration or geographic scope, but may be made enforceable by limitation thereof, such provision shall be enforceable to the extent permissible under the laws and public policies now existent in the State of Illinois,

(b) Inadequate Remedy at Law. Executive acknowledges that the services to be rendered by him hereunder are extraordinary and unique and are vital to the success of the business of the Company, and that the breath of any of the covenants undertaken pursuant to the provisions of Sections 6, 7, 8, 9, 10 and 11 would cause Substantial damage to the Company impossible to exact ascertainment. Therefore, in the event of the breach or threatened breath by the Executive of any of the terms and conditions of any such covenant to be performed by him, the Company shall he entitled, in addition to any other rights or remedies available to it, to institute and prosecute proceedings in any court of competent jurisdiction, to seek immediate injunctive relief with notice but without bond.

(c) Executive Acknowledgments. Executive hereby acknowledges that: (i) the respective durations arid geographic areas provided in Sections 6, 8, and 11 are reasonable in scope and necessary for the protection of the business and good will of the Company; and (ii) since it is the understanding and desire of the parties hereto that the covenants contained in Sections 6, 8 and 11 be enforced to the fullest extent possible under the laws and public policies applied in the State of Illinois, should any particular provision of such covenant be deemed invalid or unenforceable, such provision shall be deemed amended to delete therefrom the invalid portion, and the remainder of this Agreement shall retain its full force and effect.

13. Remedy. Executive understands that the Company would not have any adequate remedy at law for the material breach or threatened breach by Executive of any of the covenants set forth in Sections 6,7 8, 9, 10 and 11 of this Agreement and agrees that in the event of any such material breach or threatened breach, the Company may, in addition to the other remedies which may be available to it, file a suit in equity without notice or bond to enjoin Executive from the breach or threatened breach of such covenant(s). Furthermore, in addition to all other relief, the prevailing party shall be entitled to recover all reasonable costs and attorneys’ fees in enforcing its rights against the other party with respect to this Agreement.

14. Miscellaneous.

(a) Notices. Any notice required permitted to be given under this Agreement shall he sufficient if in writing and if sent by’ registered or certified mail to Executive or the Company at the address first set forth in this Agreement or to such other address as they shall notify each other in writing,

(b) Withholding. All payments made to Executive under this Agreement will be subject to withholding for taxes and other applicable withholding requirements.

(c) Assignment. This Agreement shall be binding upon Lind inure to the benefit of the Company and its successors and assigns. This Agreement shall not be assignable by Executive.

(d) Applicable Law and Venue. This Agreement shall be construed in accordance with the internal law’s (exclusive of the conflict of laws principle) of the State of Illinois in every respect, including, without limitation, validity, interpretation and performance. In the event of any dispute or controversy arising under this Agreement or the transactions contemplated herein, the parties mutually consent to the jurisdiction of the Circuit Court of Cook County, Illinois, or the United States District Court for the

Northern District of Illinois, and agree that any and all process directed to either of them in any such litigation may be served by registered or certified mail, return receipt requested, such mailing to have the same force and effect as if service had been made in such state.

(e) Headings. Section headings and numbers herein are included for convenience of reference only and this Agreement is not to be construed with reference thereto. If there be any conflict between such numbers and headings and the text hereof, the text shall control.

(f) Severability. If for an reason any portion of this Agreement shall be held invalid or unenforceable, it is agreed that the same shall not affect the validity or enforceability of the remainder hereof.

(g) Entire Agreement. This Agreement contains the entire agreement of the parties with respect to its subject matter and supersedes all previous agreements between the parties. No officer, executive, or representative of the Company has any authority to make any representation or promise in connection with this Agreement or the subject matter hereof that is not contained herein, and the Executive represents and warrants he has not executed this Agreement in reliance upon any such representation or promise. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

(h) Waiver of breach. The waiver by the Company of a breach of any provision of this Agreement Executive shall not operate or be construed as a waiver of any subsequent breach by Executive.

(i) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement.

(j) Costs of Enforcing Agreement. Notwithstanding anything contained herein to the contrary, in the event it becomes necessary for either Party to this Agreement to initiate legal action to enforce its rights under this Agreement, the Party prevailing in such legal action shall recover from the other Party, in addition to such amounts or other relief as may be awarded at law or equity, its reasonable attorneys fees and costs incurred.

PHARMMEDIUM SERVICES, LLC		WILLIAM R. SPALDING

/s/ David Jonas		/s/ William R. Spalding
By:	David Jonas
Its:	Chairman and CEO